As filed with the Securities and Exchange Commission on September 4, 2025	Registration No. 333-249994 Registration No. 333-221940 Registration No. 333-217772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-249994
FORM S-8 REGISTRATION STATEMENT NO. 333-221940
FORM S-8 REGISTRATION STATEMENT NO. 333-217772

UNDER
THE SECURITIES ACT OF 1933

GMS Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 115 Perimeter Center Place, Suite 600 Atlanta, Georgia (Address of Principal Executive Offices)	46-2931287 (I.R.S. Employer Identification No.) 30346 (Zip Code)

GMS Inc. 2020 Equity Incentive Plan
GMS Inc. Equity Incentive Plan
GMS Inc. Employee Stock Purchase Plan
2014 GMS Inc. Stock Option Plan
(Full titles of the plans)

Scott M. Deakin
Chief Financial Officer
GMS Inc.
115 Perimeter Center Place, Suite 600
Atlanta, Georgia 30346
(800) 392-4619
(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.
Michelle A. Sargent, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by GMS Inc., a Delaware corporation (“GMS”), with the Securities and Exchange Commission, to deregister any and all common stock, par value $0.01 per share, of GMS (the “Shares”) registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•	Registration Statement No. 333-249994, filed on November 10, 2020, relating to the registration of 2,400,000 Shares under the GMS Inc. 2020 Equity Incentive Plan;
•
Registration Statement No. 333-221940, filed on December 7, 2017, relating to the registration of 4,500,000 Shares under the GMS Inc. Equity Incentive Plan and the GMS Inc. Employee Stock Purchase Plan; and

•	Registration Statement No. 333-217772, filed on May 8, 2017, relating to the registration of 2,679,381 Shares under the 2014 GMS Inc. Stock Option Plan.

Pursuant to the Agreement and Plan of Merger, dated as of June 29, 2025 (the “Merger Agreement”), by and among GMS, The Home Depot, Inc., a Delaware corporation (“The Home Depot”), and Gold Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of The Home Depot (“Merger Sub”), Merger Sub merged with and into GMS with GMS surviving the merger as an indirect wholly owned subsidiary of The Home Depot. The merger became effective on September 4, 2025, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, GMS has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertaking made by GMS in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 4, 2025.

GMS INC.

By:	/s/ Scott M. Deakin
Name:	Scott M. Deakin
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.